 EXHIBIT 11.1 - STATEMENT RE:  COMPUTATION OF NET INCOME PER
                            SHARE

              LITTELFUSE, INC. AND SUBSIDIARIES

         (in thousands, except net income per share)
                                              Year Ended
                                 December 28,           December 31,
                                  1996                1995         1994
Primary

  Weighted  average  shares
   outstanding                   9,944               10,104       10,048

 Net effect of dilutive stock
 options and warrants -
  based on the treasury stock
  method using the average
   market  price                 2,066               2,361         2,136

                                12,010              12,465        12,184

    Net   income               $21,735             $19,272       $15,227

Net  income per share          $  1.81             $  1.55       $  1.25


Fully Diluted

  Weighted average shares
   outstanding                   9,944              10,104        10,048

 Net effect of dilutive stock
  options and warrants - based
   on the treasury stock method
    using the year-end market
    price, if higher than average
     market  price               2,213               2,494         2,343

  Fully  diluted  average  shares
   outstanding                   12,157             12,598        12,391

   Net   income                 $21,735            $19,272       $15,227

  Net income per share          $  1.79            $ 1 .53       $  1.23

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